Exhibit 99.3

UNAUDITED Pro forma effects on non-GAAP financial measures

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles (“GAAP”) with EBITDA and Adjusted EBITDA, both non-GAAP financial measures of earnings.

EBITDA represents net income (loss) before income tax expense, interest income, interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA, plus adjusting for the effects of stock compensation expense, changes in fair value of derivative liabilities, and net loss on settlement of Lind debt in stock. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing results of operations, which include large non-cash amortizations of intangibles assets from acquisitions. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

The following table contains reconciliations of net income (loss) to EBITDA and adjusted EBITDA for the periods presented.

Reconciliation of pro forma net loss for the six months ended

June 30, 2020 to pro forma EBITDA and pro forma Adjusted EBITDA

				Total
	Boxlight	Sahara	Pro Forma	Pro forma
(in thousands)	Historical	Historical	Adjustments	Boxlight

Net (loss) income available to common shareholders	$(3,376)	$3,340	$(5,008)	$(5,044)
Depreciation and amortization	440	38	2,801	3,279
Interest expense	1,088	(23)	735	1,800
Provision (benefit) for income taxes	-	839	(844)	(5)
EBITDA	(1,848)	4,194	(2,316)	30
Stock compensation expense	520	-	566	1,086
Change in fair value of derivative liabilities	46	-	-	46
Net loss on settlement of Lind debt in stock	591	-	-	591
Adjusted EBITDA	$(691)	$4,194	$(1,750)	$1,753

Reconciliation of pro forma net loss for the year ended

December 31, 2019 to pro forma EBITDA and pro forma Adjusted EBITDA

				Total
	Boxlight	Sahara	Pro Forma	Pro forma
	Historical	Historical	Adjustments	Boxlight

Net (loss) income available to common shareholders	$(9,402)	$6,783	$(11,393)	$(14,012)
Depreciation and amortization	909	350	5,385	6,644
Interest expense	1,794	(46)	2,829	4,577
Provision (benefit) for income taxes	-	1,676	(1,692)	(16)
EBITDA	(6,699)	8,763	(4,871)	(2,807)
Stock compensation expense	1,137	-	1,131	2,268
Change in fair value of derivative liabilities	(245)	-	-	(245)
Net loss on settlement of Lind debt in stock	28	-	-	28
Adjusted EBITDA	$(5,779)	$8,763	$(3,740)	$(756)